Exhibit 99.1

News Release

U.S. Silica Appoints New Chief Operating Officer

Katy, TX, August 11, 2023 – U.S. Silica Holdings, Inc. (NYSE: SLCA), a diversified industrial minerals company and the leading last-mile logistics provider to the oil and gas industry, today announced that it has appointed Jay Moreau as its Executive Vice President and Chief Operating Officer effective August 14, 2023. Mr. Moreau will succeed Mike Winkler in his role as COO, as Mr. Winkler notified the Company earlier this year of his planned retirement. To ensure an orderly transition, Mr. Winkler will continue with the Company in a strategic advisory role through September 2023, then shift to a consulting role.

Mr. Moreau served as Chief Executive Officer of the U.S. Aggregates and Construction Materials operations of Holcim US, a global leader in innovative and sustainable building solutions, from February 2019 to January 2023. Prior to his role at Holcim, Mr. Moreau served with Martin Marietta Materials, a supplier of building materials, for 22 years, where he held positions of increasing responsibility, most recently as Senior Vice President of Operations Services. Mr. Moreau holds a Bachelor of Science degree from Juniata College in Huntingdon, Pennsylvania.

“I am excited to welcome Jay to our executive leadership team,” stated Bryan Shinn, the Company’s Chief Executive Officer. “His extensive experience in industrial markets, reputation for operational excellence, and strategic mindset will enable him to be an asset to the Company. We look forward to the benefits of his efforts and leadership.”

“On behalf of the U.S. Silica Board of Directors and the Company, I want to thank Mike for his exceptional contributions to our organization during his 12-year tenure,” said Mr. Shinn. “He has played an instrumental role in the growth and success of the Company and I wish him all the best in his well-deserved retirement.”

“I am thrilled to join the U.S. Silica team,” said Mr. Moreau. “The Company is a leader in the various growing end markets in which it operates and has a strong vision for long-term success. I look forward to playing a key role in executing on the Company’s strategic initiatives and further creating value for all of its stakeholders.”

About U.S. Silica

U.S. Silica Holdings, Inc. is a global performance materials company and is a member of the Russell 2000. The Company is a leading producer of commercial silica used in the oil and gas industry and in a wide range of industrial applications. Over its 123-year history, U.S. Silica has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 600 diversified products to customers across our end markets.

U.S. Silica’s wholly-owned subsidiaries include EP Minerals and SandBox Logistics™. EP Minerals is an industry leader in the production of products derived from diatomaceous earth, perlite, engineered clays, and non-activated clays. SandBox Logistics™ is a state-of-the-art leader in proppant storage, handling and well-site delivery, dedicated to making proppant logistics cleaner, safer and more efficient. The Company has 27 operating mines and processing facilities and two additional exploration stage properties across the United States and is headquartered in Katy, Texas.

Investor Contact

Patricia Gil

Vice President, Investor Relations & Sustainability

(281) 505-6011

gil@ussilica.com

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